Filed Pursuant to Rule 433

Registration No. 333-216046

FINAL TERM SHEET

Philip Morris International Inc.

Dated August 14, 2017

2.375% Notes due 2022

3.125% Notes due 2027

Issuer:	Philip Morris International Inc.
Offering Format:	SEC Registered
Security:	2.375% Notes due August 17, 2022 (the “2022 Notes”) 3.125% Notes due August 17, 2027 (the “2027 Notes”)
Aggregate Principal Amount:	2022 Notes: $750,000,000 2027 Notes: $500,000,000
Maturity Date:	2022 Notes: August 17, 2022 2027 Notes: August 17, 2027
Coupon:	2022 Notes: 2.375% 2027 Notes: 3.125%
Interest Payment Dates:	2022 Notes: Semi-annually on each February 17 and August 17, commencing February 17, 2018 2027 Notes: Semi-annually on each February 17 and August 17, commencing February 17, 2018
Price to Public:	2022 Notes: 99.537% of principal amount 2027 Notes: 99.583% of principal amount
Underwriting Discount:	2022 Notes: 0.30% of principal amount 2027 Notes: 0.45% of principal amount
Net Proceeds:	2022 Notes: $744,277,500 (before expenses) 2027 Notes: $495,665,000 (before expenses)
Benchmark Treasury:	2022 Notes: 1.875% due July 31, 2022 2027 Notes: 2.250% due August 15, 2027
Benchmark Treasury Price/Yield:	2022 Notes: 100-15 1⁄4 / 1.774% 2027 Notes: 100-07+ / 2.224%
Spread to Benchmark Treasury:	2022 Notes: +70 basis points 2027 Notes: +95 basis points
Yield to Maturity:	2022 Notes: 2.474% 2027 Notes: 3.174%

Optional Redemption:

2022 Notes:

    Prior to July 17, 2022: Make-whole redemption at Treasury plus 12.5 bps

    On or after July 17, 2022: Redemption at par

2027 Notes:

    Prior to May 17, 2027: Make-whole redemption at Treasury plus 15 bps

    On or after May 17, 2027: Redemption at par

Settlement Date (T+3):	August 17, 2017
CUSIP/ISIN:	2022 Notes:	CUSIP Number: 718172 CA5 ISIN Number: US718172CA54
	2027 Notes:	CUSIP Number: 718172 CB3 ISIN Number: US718172CB38
Listing:	Application will be made to list the Notes on the New York Stock Exchange
Joint Book-Running Managers:	Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC Société Générale
Joint Co-Managers:	BBVA Securities Inc. UBS Securities LLC

Allocations:	2022 Notes	2027 Notes
Goldman Sachs & Co. LLC	$138,000,000	$92,000,000
HSBC Securities (USA) Inc.	138,000,000	92,000,000
J.P. Morgan Securities LLC	138,000,000	92,000,000
Mizuho Securities USA LLC	138,000,000	92,000,000
Société Générale	138,000,000	92,000,000
BBVA Securities Inc.	30,000,000	20,000,000
UBS Securities LLC	30,000,000	20,000,000

Total	$750,000,000	$500,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll free at 1-866-471-2526, HSBC Securities (USA) Inc. toll free at 1-866-811-8049, J.P. Morgan Securities LLC toll free at 1-212-834-4533, Mizuho Securities USA LLC toll free at 1-866-271-7403 and Société Générale toll free at 1-855-881-2108.